Exhibit 99.1

Frankly Completes Additional Funding

LONG ISLAND CITY, NY – May 8, 2018 – Frankly Inc. (TSX VENTURE: TLK) (Frankly), a leader in transforming local TV broadcasters and media companies by enabling them to publish and monetize their digital content across multiple platforms, has entered into the previously disclosed amendment of the 2016 Credit Agreement between Frankly and Raycom Media, Inc., whereby Raycom will provide Frankly with an additional US$7.5 million of funding, to be paid in installments over a six-month period, subject to Frankly’s achievement of certain operational milestones. The US$1.0 million Raycom advanced to Frankly under the Credit Agreement in March 2018 is included in the additional US$7.5 funding. Of the US$7.5 million, Frankly customer Cordillera Communications is participating as a lender for up to $300,000. Upon Frankly’s receipt of all of the additional funding under the amended Credit Agreement, the total outstanding loan balance under the amended Credit Agreement will be US$22.0 million.

About Frankly

Frankly (TSX VENTURE: TLK) builds an integrated software platform for media companies to create, distribute, analyze and monetize their content across all of their digital properties on web, mobile and TV. Its customers include NBC, ABC, CBS and FOX affiliates. The company is headquartered in in New York. To learn more, visit www.franklyinc.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Notice Regarding Forward-Looking Statements

This release includes forward-looking statements regarding Frankly and its respective businesses. Forward-looking events and circumstances discussed in this release, including statements with respect to the amendment to the Credit Agreement and the Company’s achievement of operational milestones, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the parties. Forward looking statements depend on certain assumptions that management deems to be reasonable in the circumstances, but such assumptions may prove to be incorrect and the outcome of the subject of any forward-looking statement cannot be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Frankly undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:

Lou Schwartz, CEO

press@franklyinc.com

Frankly Investor Relations Contact:

Matt Glover or Tom Colton

Liolios Group, Inc.

949-574-3860

TLK@liolios.com